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Exhibit 21

Subsidiaries of Gold Resource Corporation

Don David Gold, S.A. de C.V., a Mexican Variable Capital Corporation

Golden Trump S.A. de C.V., a Mexican Variable Capital Corporation

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Subsidiaries of Gold Resource Corporation